Exhibit 99.1

NEWS RELEASE

Contact:	Michelle Layne
(410) 933-5895
mlayne@safenet-inc.com
www.safenet-inc.com

SafeNet Reports Third Quarter 2003 Financial Results

Company Reports Record Revenues; Earnings Exceed Previous Company Guidance

BALTIMORE, Maryland— October 22, 2003— SafeNet (NASDAQ: SFNT), a leading provider of private and public network security solutions that set the standard for securing virtual private and wide area networks, today announced results for the third quarter ended September 30, 2003.

Revenues for the three months ended September 30, 2003, were approximately $17.6 million, an increase of 99% compared to approximately $8.8 million for the same period in 2002.  On a sequential basis, revenues increased 14%, or approximately $2.2 million, from approximately $15.4 million for the three months ended June 30, 2003.  The financial results for the three months ended September 30, 2003, reflect the effect of two full quarters from the operations of Cylink Corporation, which SafeNet acquired on February 6, 2003.

Net income for the third quarter of 2003, reflecting the adjustments for that period discussed below, was approximately $2.6 million, or $0.20 per diluted and $0.21 per basic share, compared to net income for the third quarter ended September 30, 2002, reflecting adjustments for that period discussed below, of approximately $800,000, or $0.10 per diluted and $0.11 per basic share.

On a Generally Accepted Accounting Principles (GAAP) basis, the income from continuing operations and net income for the three months ended September 30, 2003, were approximately $1.7 million, or $0.13 per diluted and basic share, versus income from continuing operations of approximately $900,000, or $0.11 per diluted and basic share, and net income of approximately $1.0 million, or $0.12 per diluted and $0.13 per basic share, for the three months ended September 30, 2002.

The GAAP results for the three months ended September 30, 2003, included expenses related to the acquisition of Cylink Corporation and the purchase of assets from Raqia Networks.  These expenses consist of integration costs of approximately $138,000, and amortization of acquired intangible assets of approximately $1.7 million (including approximately $337,000 classified as cost of revenues as well as approximately $1.3 million classified as amortization of acquired intangible assets), for a total of approximately $1.8 million.  The GAAP results for the three months ended September 30, 2002 included income from discontinued operations of a wholly owned subsidiary of approximately $116,000 and amortization of acquired intangible assets from the acquisition of Pijnenburg Securealink Inc. of approximately $400,000, for a total of approximately $284,000.  Exclusion of these adjustments, and after assuming a 35% overall effective income tax rate, increased net income by approximately $900,000, or $0.07 per diluted and basic share, for the three months ended September 30, 2003, and decreased net income by approximately $163,000, or $0.02 per diluted and basic share for the three months ended September 30, 2002.

Anthony Caputo, Chairman, and CEO of SafeNet, said, “Today, we are pleased to once again announce continued, strong quarterly results as we draw near to the close of a year characterized by strong growth in revenues and operating profits.”

Caputo added, “We are experiencing high demand for our products and services, and this continues to produce strong core business performance. Additionally, we believe we have successfully integrated our acquisitions and they have been a success.  Our SafeEnterprise™ Security System has proven its value not only to SafeNet customers, but also with former customers of Cylink and new customers as well.

“Just last week, we announced entering into an agreement to acquire certain assets of the OEM Products Group of SSH Communications Security Corp (SSH).  We believe that this proposed acquisition reflects our strategic priorities and, upon completion, will broaden our embedded solutions and move us even more rapidly toward our vision.”

Business Update

The following news was announced after the last quarterly conference call:

•                  Signing an agreement to acquire the assets of the OEM Products Group of SSH for approximately $14.0 million in cash.  SafeNet believes that upon completion of this acquisition, the combination of industry-leading security toolkits coupled with SafeNet’s state of the art networking and content inspection chip and board level products will improve integration and time-to-market issues for customers.

•                  Entering into an exclusive marketing and sales agreement with CTAM PTY Ltd. (CTAM) of Melbourne, Australia. Under the agreement, SafeNet is acquiring exclusive worldwide marketing and production rights to CTAM’s encryption appliances, which protect communications over ATM and Synchronous Optical Network (SONET)-based fiber optic lines at speeds up to OC-48 rates.

•                  Being selected to participate in the IBM Blue Logic IP Collaboration Program.  The IBM Blue Logic IP Collaboration Program fosters collaboration between IBM and leading technology companies to enable first-time-right design and rapid time-to-market of chips for advanced electronic systems products. With SafeNet included in this program, IBM customers and select third-party providers will have access to SafeNet’s EmbeddedIP™ technology in conjunction with IBM leading ASIC manufacturing technologies.

•                  Announcing the availability of the SafeXcel™-184x Series chips.  Designed specifically to accelerate VPN performance in mid to high-range network devices and appliances, the SafeXcel-184x series of security co-processors support a range of Gigabit IPSec throughput rates ranging from 1.3 Gbps in the 1840 up to 3.3 Gbps in the high-performance 1842.  SafeNet believes the SafeXcel-184x series chips are feature-rich and deliver a variety of design flexibilities for OEM manufacturers.

•                  Announcing the SafeNet Embedded Partner Program and new Embedded Partners.  The program is for reseller and technology partners designed to expand SafeNet’s focus internationally in addition to improving SafeNet’s value proposition to customers by providing new security technologies through partners.  Just recently, SafeNet appointed resellers to its program—new resellers include Tokyo Electron Devices (TED) in Japan, East Wind Technologies in Taiwan, Fast & Safe Technology in Singapore and China, and Alliance Electronics in Australia.

•                  Signing a partnership with Secure Technologies International, Inc. (STI) of Canada to pursue multiple network security opportunities throughout Canada—particularly with the Government of Canada in Ottawa. STI and SafeNet will use SafeNet’s SafeEnterprise™ Security System, a complete WAN and VPN system for integrated high assurance network security, to target high level government opportunities in Canada.

Investor Conference Call

SafeNet and Rainbow will be hosting a joint earnings conference call today, October 22, 2003, at 6 p.m. Eastern Daylight Time to review each company’s quarterly results and discuss the details of the merger agreement between the companies.  To join in the conference call, dial 1-800-378-5713 within the United States. If you are calling from outside the U.S., please dial 1-706-634-7484.  The conference call will also be available via live webcast on SafeNet’s Investor Relations web site at www.safenetinvestor.com.

About SafeNet, Inc.

SafeNet, Inc. (NASDAQ: SFNT) is a leading provider of private and public network security solutions, including encryption platforms for both Virtual Private Networks (VPNs) and Wide Area Network (WAN). SafeNet has more than 20 years of experience in developing, deploying, and managing network security systems for the most security-conscious government, financial institutions, and large enterprises around the world and is a single-source vendor for WAN and VPN security solutions, also offering an easy and low-cost migration path to a broad range of VPN products. SafeNet security solutions, based on SecureIP Technology™ and part of the CGX Security Platform, have become the products of choice for leading Internet infrastructure manufacturers, service providers, and security vendors.  Commercial customers include Texas Instruments, Microsoft, Samsung, Centillium Communications, ARM and Cisco Systems. Government, financial, and large enterprise customers include Federal Bureau of Investigation, U.S. Postal Service, U.S. Department of Defense, U.S. Internal Revenue Service, Social Security Administration, American Express, Bank of America, Eastman Kodak, Hewlett-Packard and Motorola.  For more information, visit http://www.safenet-inc.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Statements in this release concerning SafeNet’s future prospects are “forward-looking statements” under the Federal securities laws. There can be no assurance that future results will be achieved, and actual results could differ materially from forecasts, estimates, and summary information contained in this news release.  Important factors that could cause actual results to differ materially are included but are not limited to those listed in SafeNet’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company assumes no obligation to update information concerning its expectations.

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Editor’s Note: SafeNet is a registered trademark and SecureIP Technology, SafeXcel, and SafeEnterprise are trademarks of SafeNet, Inc. Rainbow Technologies, Sentinel, iKey, NetSwift iGate, Luna, and Ultimate Trust are trademarks of Rainbow Technologies, Inc.  All other trademarks are the property of their respective owners.

[Financial Statements to Follow]

SAFENET, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	September 30, 2003	June 30, 2003	December 31, 2002
	(unaudited)	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$108,180	$30,598	$3,399
Short term investments	16,800	8,371	28,763
Accounts receivable, net of allowance for doubtful accounts of $840, $833, and $244	10,791	9,223	4,534
Inventories, net of reserve of $1,338, $1,367, and $958	1,414	1,467	1,008
Insurance receivable	—	6,404	—
Other current assets	1,503	1,420	1,002
Current assets of discontinued operations	—	—	93
Total current assets	138,688	57,483	38,799
Equipment and leasehold improvements, net of accumulated depreciation of $6,441, $5,920, and $4,734	2,998	3,499	1,246
Computer software development costs, net of accumulated amortization of $1,724, $1,676, and $1,513	1,388	1,375	479
Goodwill	38,470	38,914	12,826
Intangible assets, net of accumulated amortization of $6,843, $5,240, and $1,640	14,087	15,805	595
Other assets	889	880	1,374
	$196,520	$117,956	$55,319

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,491	$4,713	$1,456
Accrued salaries and commissions	3,460	3,569	2,162
Accrued settlement	—	6,404	—
Other accrued expenses	3,702	3,302	1,424
Advance payments and deferred revenue	3,120	3,821	1,393
Income tax payable	1,038	455	—
Deferred income taxes	2,607	2,607	—
Current liabilities of discontinued operations	—	—	377
Total current liabilities	16,418	24,871	6,812

Long-term liabilities	7,030	7,794	129
Total liabilities	23,448	32,665	6,941

Stockholders’ equity:
Preferred stock, $.01 par value per share. Authorized 500 shares, none issued and outstanding	—	—	—
Common stock, $.01 par value per share. Authorized 50,000 shares, issued 13,259 and 10,404 shares as of September 30 and June 30, 2003 and 7,894 shares in 2002	133	104	79
Additional paid-in capital	199,498	113,713	65,665
Accumulated other comprehensive income	3,846	3,598	2,859
Accumulated deficit	(30,405)	(32,124)	(20,225)
Net stockholders’ equity	173,072	85,291	48,378
	$196,520	$117,956	$55,319

SAFENET, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2003	September 30, 2002	June 30, 2003	September 30, 2003	September 30, 2002
Revenues (1)
Licenses and royalties	$3,304	$1,277	$1,995	$7,702	$4,622
Products	11,085	6,916	10,811	31,922	15,784
Service and maintenance	3,204	634	2,619	7,408	2,003
	17,593	8,827	15,425	47,032	22,409

Cost of revenues
Licenses and royalties	48	151	62	292	577
Products	3,723	2,261	3,039	9,649	5,675
Service and maintenance	320	168	319	958	342
Amortization of acquired intangible assets	337	—	823	2,227	—
	4,428	2,580	4,243	13,126	6,594

Gross profit	13,165	6,247	11,182	33,906	15,815

Research and development expenses	3,905	2,273	3,799	11,310	6,546
Sales and marketing expenses	3,956	1,820	3,549	10,571	5,198
General and administrative expenses	1,758	1,000	1,402	4,857	2,634
Write-off of acquired in-process research and development costs	—	—	1,781	9,681	3,375
Costs of integration of acquired companies	138	—	1,374	3,127	—
Amortization of acquired intangible assets	1,313	400	1,269	3,349	1,102
Total operating expenses	11,070	5,493	13,174	42,895	18,855

Operating income (loss)	2,095	754	(1,992)	(8,989)	(3,040)

Interest and other income, net	193	123	146	416	421

Income (loss) from continuing operations before income taxes	2,288	877	(1,846)	(8,573)	(2,619)

Income tax expense	(569)	—	(397)	(1,607)	—

Income (loss) from continuing operations	1,719	877	(2,243)	(10,180)	(2,619)

Income (loss) from operations of discontinued GDS business (including loss on disposal of $0, $0, $0, $0 and $3,506)	—	116	—	—	(4,066)

Net income (loss)	$1,719	$993	$(2,243)	$(10,180)	$(6,685)

Income (loss) per common share:
Basic
Income (loss) from continuing operations	$0.13	$0.11	$(0.22)	$(0.95)	$(0.34)
Income (loss) from discontinued operations (GDS)	—	0.02	—	—	(0.53)
Net income (loss) per share	$0.13	$0.13	$(0.22)	$(0.95)	$(0.87)

Diluted
Income (loss) from continuing operations	$0.13	$0.11	$(0.22)	$(0.95)	$(0.34)
Income (loss) from discontinued operations (GDS)	—	0.01	—	—	(0.53)
Net income (loss) per share	$0.13	$0.12	$(0.22)	$(0.95)	$(0.87)

Shares used in computation:
Basic	12,769	7,736	10,232	10,700	7,701
Diluted	13,546	8,062	10,232	10,700	7,701

(1) Certain amounts were reclassified to conform to current period presentation.

SAFENET, INC.

AND SUBSIDIARIES

RECONCILIATION OF GAAP RESULTS TO NET INCOME, AS ADJUSTED

(Unaudited - In thousands, except per share amounts)

	Three Months Ended
	September 30, 2003	September 30, 2002	June 30, 2003

Net income (loss) from Consolidated Statements of Operations	$1,719	$993	$(2,243)

Adjustments:
Costs of Revenues:
Amortization of acquired intangible assets - cost of revenues	337	—	823
Operating Expenses:
Income from discontinued operations (GDS)	—	(116)	—
Costs of integration of acquired companies	138	—	1,374
Write-off of acquired in-process research and development costs	—	—	1,781
Amortization of acquired intangible assets	1,313	400	1,269

Income tax expense (1)	(858)	(447)	(793)

Net adjustments	930	(163)	4,454

Net income, as adjusted	$2,649	$830	$2,211

Income per common share - basic and diluted, as adjusted
Basic	$0.21	$0.11	$0.22
Diluted	$0.20	$0.10	$0.20

Shares used in computation:
Basic	12,769	7,736	10,232
Diluted	13,546	8,062	10,867

See Consolidated Statements of Operations for GAAP information.

(1) Assumes a 35% income tax rate.